UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 20, 2007 (May 23, 2007)

American Enterprise Development Corporation
(Exact name of registrant as specified in its charter)

Texas	000-50526	76-0649310
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2544 Tarpley Rd., Suite 104
Carrollton, Texas 75006
(Address of principal executive offices including zip code)

(972) 418-0225
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02      Unregistered Sales of Equity Securities

On May 23, 2007, the Board of Directors (the "Board") of American Enterprise Development Corporation (the "Company") approved the grant of 1,892,856 shares of restricted common stock to a consulting firm for consulting services rendered.

On June 12, 2007, in accordance with the Company's 2007 Stock Incentive Plan, the Board of the Company approved the grant of 3,436,250 shares of restricted common stock to officers, directors and certain consultants of the Company in consideration for services rendered. No additional consideration was paid by the recipients for these shares.

On June 24, 2007, the Board of the Company approved the grant of 180,000 and 360,000 shares of restricted common stock to an investment fund and individual, respectively, in connection with a loan to the Company.

For each of the foregoing issuances, the Company relied on Section 4(2) of the Securities Act of 1933, as amended, as the basis for its exemption from registration. These transactions qualified for exemption from registration because (i) the securities were issued to sophisticated or accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; and (iii) the recipients received "restricted securities."

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(e):

On June 12, 2007, in accordance with the Company's 2007 Stock Incentive Plan, the Board of the Company approved the grant of 3,436,250 shares of restricted common stock to officers, directors and certain consultants of the Company in consideration for services rendered, of which 730,000 shares were issued to executive officers of the Company as set forth in the following table:

Name of Executive Officer	Number of Restricted Shares Granted
William S. Davis, Chairman of the Board	330,000
Carey K. Williams, CEO and President	400,000

The closing bid price of the Company's common stock on June 12, 2007 was $0.25 per share. No additional consideration was paid by the executive officers for these shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2007	AMERICAN ENTERPRISE DEVELOPMENT CORPORATION
By: /s/ C.K. Williams
C.K. Williams, Chief Executive Officer and President